Exhibit 4.3
Bank of America Corporation

SECOND SUPPLEMENTAL INDENTURE
Dated as of January 25, 2007
Supplementing the Indenture, dated
as of January 1, 1995, between
Bank of America Corporation (successor to NationsBank Corporation) and
The Bank of New York Trust Company, N.A. (successor trustee to The Bank of New York, as successor to U.S. Bank Trust National Association), as Trustee,
as supplemented by a
First Supplemental Indenture dated as of August 28, 1998.

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of January 25, 2007 (the “Second Supplemental Indenture”), is made by and between BANK OF AMERICA CORPORATION, a Delaware Corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association organized under the laws of the United States of America and successor trustee to The Bank of New York (the “Trustee”), under the Indenture referred to herein.
W I T N E S S E T H:
     WHEREAS, the Company and the Trustee previously executed and delivered an Indenture, dated as of January 1, 1995 and supplemented that Indenture by a First Supplemental Indenture dated as of August 28, 1998 (as so supplemented, the “Indenture”); and
     WHEREAS, pursuant to the Indenture, the Company has issued and the Trustee has authenticated and delivered one or more series of the Company’s subordinated debt securities (the “Securities”); and
     WHEREAS, currently, Section 3.02 of the Indenture requires that the Company or the Trustee, as the case may be, provide notice of redemption to the holders of Securities to be redeemed at least 30 and not more than 60 days prior to the date fixed for a redemption;
     WHEREAS, the Company hereafter may be issuing additional series or tranches of Securities where the terms of those Securities require a period of notice of redemption to the holders of such Securities shorter than the period currently provided for in the Indenture;
     WHEREAS, Section 10.01(e) of the Indenture provides that when authorized by a Board resolution, the Company and the Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to modify or add to any of the provisions of the Indenture for any Securities that are not Outstanding at the time of such change;
     WHEREAS, Section 10.01(f) of the Indenture provides that when authorized by a Board resolution, the Company and the Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provisions contained in the Indenture or to make such other provisions in regard to matters or questions arising under the Indenture, provided such other provisions shall not adversely affect in any material respect the interests of holders of the Securities, including provisions necessary or desirable to provide for or facilitate the administration of the trusts under the Indenture;
     WHEREAS, pursuant to Section 10.03 of the Indenture, the Trustee is fully protected in relying on an Officers Certificate and an Opinion of Counsel as conclusive evidence that this Second Supplemental Indenture complies with the provisions of Article

Ten of the Indenture, and based upon that reliance, the Trustee has agreed to enter into this Second Supplemental Indenture; and
     WHEREAS, this Second Supplemental Indenture has been duly authorized by a Board resolution and all other all necessary corporate action on the part of the Company.
     NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Securities:
ARTICLE I
TERMS OF SECURITIES
     SECTION 1.1 Additional Terms of Redemption.
     Section 2.03(b) of the Indenture is hereby amended by:
     (a) deleting the word “and” at the end of Subsection 2.03(b)(19);
     (b) adding a new Subsection 2.03(b)(20) which shall read as follows:
     “(20) any provisions relating to the purchase or redemption of all or any portion of a tranche or series of Securities, including the period of notice required to redeem those Securities; and”
     (c) renumbering the current Subsection 2.03(b)(20) as “Subsection 2.03(b)(21).”
ARTICLE II
REDEMPTION OF SERIES OF NOTES
DESIGNATED BY OFFICERS OF THE COMPANY
     SECTION 2.1 Redeemable Securities. Any Securities eligible for (a) mandatory redemption, (b) redemption upon the occurrence of an obligation of the Company to pay Additional Amounts or otherwise reimburse a holder of Securities for tax withheld from any payments of interest or principal by the Company or (c) redemption at the option of the Company or the holder are “Redeemable Securities.”
     SECTION 2.2 Notice of Redemption. For any tranche or series of Redeemable Securities issued after the effective date of this Second Supplemental Indenture, the third sentence of Section 3.02 of the Indenture hereby is deleted in its entirety, and the following two sentences hereby are inserted in lieu thereof:
     “The Company or the Trustee, as the case may be, shall give notice of such redemption, in the manner and to the extent set forth in Section 15.04, on that date prior to the date fixed for a redemption to the holders of such Securities so to be redeemed, as a whole or in part, (a) as set forth in Board Resolutions, as described in Section 2.03(b), or (b) as determined by the Chief Executive Officer, the Chief Financial Officer, any Senior or other Vice President or the Treasurer of the Company (each, an “Authorized Officer”) and evidenced by the preparation of an offering document or an Officer’s Certificate specifying the period of notice of such redemption. If the Board Resolutions or an Authorized Officer do not specify a period of notice of such redemption, the Company or the Trustee, as the case may be, shall give notice of such redemption, in the manner and to the extent set forth in Section 15.04, at least 10 business days and not more than 60 calendar days prior to the date fixed for a redemption to the holders of such Securities so to be redeemed as a whole or in part.”
ARTICLE III
MISCELLANEOUS
     SECTION 3.1 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
     SECTION 3.2 Indenture and Supplemental Indentures Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.
     SECTION 3.3 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.
     SECTION 3.4 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (“TIA”) that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.
     SECTION 3.5 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 3.6 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.
     SECTION 3.7 Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 3.8 Benefits of Second Supplemental Indenture, etc. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.
     SECTION 3.9 Certain Duties and Responsibilities of the Trustees. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     SECTION 3.10 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 3.11 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
     SECTION 3.12 Effective Date. This Second Supplemental Indenture shall be effective on January 25, 2007.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed effective as of January 25, 2007.

BANK OF AMERICA CORPORATION

By:	/s/ JAMES T. HOUGHTON
Name:	James T. Houghton
Title:	Senior Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee

By:	/s/ TINA D. GONZALEZ

Name:	Tina D. Gonzalez
Title:	Assistant Treasurer